UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2007

Aon Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)		60601 (Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On September 21, 2007, the Board of Directors (the “Board”) of Aon Corporation (“Aon” or the “Company”) voted to increase the size of the Board from fourteen Directors to fifteen Directors, effective January 1, 2008, and to elect Fulvio Conti to serve as a Director of the Company effective as of January 1, 2008.  The Company has not yet determined the Committees of the Board on which Mr. Conti will serve.

Since 2005, Mr. Conti has served as Chief Executive Officer of Enel S.p.A, Italy’s largest power company.  From 1999 to 2005, Mr. Conti served as the Chief Financial Officer of Enel S.p.A.

Mr. Conti will be entitled to receive compensation in connection with his service as a non-management Director, including an annual retainer of $85,000 payable quarterly, an annual grant of deferred stock units with a value of $85,000 payable at the annual meeting of stockholders, and an additional grant of deferred stock units with a value of $85,000 on his first day of service on the Board.  Mr. Conti will also receive a match from Aon Foundation of up to $10,000 of charitable contributions made to a qualified organization.  In addition, Aon will reimburse Mr. Conti for reasonable travel, lodging and related expenses in connection with his attendance at Board, committee or Company business meetings and for other reasonable expenses related to Board service such as continuing education.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ Jennifer L. Kraft
Jennifer L. Kraft
Vice President, Associate General Counsel and Secretary

Date: September 27, 2007